Exhibit 22
Guarantor Subsidiary of Newmont Corporation

The following subsidiary of Newmont Corporation (the "Company") was, as of March 31, 2020, guarantor of the Company's (i) 3.625% Senior Notes due 2021, (ii) 3.500% Senior Notes due 2022, (iii) 3.700% Senior Notes due 2023, (iv) 2.800% Senior Notes due 2029, (v) 2.250% Senior Notes due 2030, (vi) 5.880% Senior Notes due 2035, (vii) 6.250% Senior Notes due 2039, (viii) 4.875% Senior Notes due 2042, and (ix) 5.450% Senior Notes due 2044:

Name	Incorporation
Newmont USA Limited	Delaware

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